EXCLUSIVE DISTRIBUTION AGREEMENT

Date : August 18, 2017

The present Contract has been concluded between:

M/S [redacted]
(Hereinafter referred to as the "Seller").

and

M/S Verus Foods Inc., Nevada Corporation through its subsidiary company M/S Gulf AGRO Trading LLC a company registered in UAE, in the person of Mr. Mohammed Ismail Khan.
(Hereinafter referred to as the "Buyer").

(Hereinafter collectively referred to as the "Parties" and individually as a "Party"),

Both parties acknowledge each other's right and ability to undertake the terms of this Exclusive Distribution Agreement and **DECLARE**

I. That the Buyer is involved in trading various food products classified as Fast Moving Consumer goods "FMCG" in the Middle East region.

II. That the Seller is licenced to sell the Disney Branded Juices in the Middle East and willing to join hands with the Buyer in carrying out the tasks of Supplies, Sales and Marketing to support promoting the products, offering their professional knowledge and experience in the product categories specified in Appendix-1, within the assigned territory. However, this agreement doesn't include any other services voluntarily offered by the Parties, not limited to procurement or sourcing, business intelligence, passing referrals, sharing customer data base, other than those specifically covered under this agreement.

III. THAT THE PARTIES HAVE REACHED AN AGREEMENT AS TO SELLING OR PROMOTING OF THE PRODUCT CATEGORIES, SUBJECT TO THE FOLLOWING POINTS :

1. SUBJECT OF THE CONTRACT.

1.1. Territory of Distributorship of the Contract : UAE and Oman.

1.2. Seller promises on conditions and as it should be, determined by the present Contract to deliver to Buyer (to transfer to the possession) determined by the present Contract, goods specified in Appendix to the present Contract, and Buyer promises on conditions and as it should be, determined by the present Contract, to accept these goods and to pay it.

1.3. The goods which is a delivery subject of the present Contract (further - goods), are understood as juices in Tetra Pak packaging with Disney characters and Disney Brand, stipulated by the Parties and stated in appendixes to Contract as the Disney Juice.

1.4. The goods are delivered by parties, the range, quantity, type of packing (packing), delivery time, the price for a commodity unit and a total cost of a consignment of goods are specified in the invoice which is signed by the Parties for delivery of each batch of goods.

1.5. Terms of performance of Seller's obligations are estimated with accordance to conditions agreed by Parties in the Contract.

1.6. All sales of the goods (Products) shall be made with accordance to CIF Jabel Ali or any other ports (Incoterms 2010).

[redacted]

1.7. Buyer has no right to sell and distribute stipulated in this Contract goods to any other country, but in UAE and Oman only. Otherwise, Buyer must carry a written permission from Seller, granting a right to distribute Seller's goods in other countries.

1.8. The Buyer may freely set a resale price for the Products, on condition that any pricing policy shall not jeopardize the image of the Products.

2. PRICE AND TERMS OF PAYMENT OF THE CONTRACT.

2.1 Currency of the Contract is may vary between AED (UAE Dirham) or US$ (US Dollar).

2.2 The price of the goods sold under the present contract is specified in Appendix to the present Contract, and includes the cost of accessories (packing, pallets, etc.) and is quoted on CIF basis at port of final destination.

2.3 On each delivery the separate invoice with the indication of a type of transport, cost of goods, payment and delivery terms should be issued.

2.4 Terms of payment – as mentioned in the Appendix.

2.5 Payment of the commissions on money transfer of correspondent banks is at the expense of Buyer.

2.6 Date of payment is considered day of transfer of money into the account of Seller.

3. QUALITIES AND PACKING OF GOODS.

3.1 Quality of goods has to correspond to state standard specifications.

3.2 The supplier certifies the quality of goods by providing the certificate of quality.

3.3 Each batch of the delivered goods has to be followed by the following documents that are handed over to the Buyer or Consignee for customs purposes in case of a need to clear the products from customs:

- 3.3.1 Packing list
- 3.3.2 Invoice
- 3.3.3 Phytosanitary certificate;
- 3.3.4 Export declaration of the Supplier (copy);
- 3.3.5 Certificate of origin
- 3.3.6 If Buyer needs to have any specific hard copies of documents for customs purposes, he must specify this before the goods are dispatched from Seller's factory.

3.4 Each pack must carry a bar code.

3.5 The goods have to be packed in container and (or) packing in the way usual for such goods. The case and (or) packing of the delivered goods has to ensure full safety of goods under usual conditions of transportation, loading and unloading works, and storage.

3.6 The cost of case (outer packaging) is included in the price. The type of case is specified in shipping documents.

3.7 Responsibility for a compliance with all special requirements of marking required for the labels that are sold in the country of Buyer is assigned primarily to the Buyer, and the Seller shall provide labels in Arabic language in accordance with local requirements, of which the Buyer informed the Seller in written form. All the products must have printed Production and Expiry date in each single retail pack. Buyer is responsible for informing Seller of any changes made in the import rules and regulation in the territory in order to any modification required on Arabic labels before production.

3.8 Artworks of labels must be indicated in additional agreements or appendixes to the present Contract. Any changes to artworks of labels shall be specified in the written form and signed by the both parties.

3.9 At detection in the transferred batch of low-quality goods with the hidden production defect, its rejection is carried out with a presence of Seller's representative. The notice of a call of such inspection to representative

[redacted]

of the Seller has to be sent by email and by postal mail no later than 24 hours since the moment of detection of defected goods. Seller must attend Buyer's place of unloading within 7 days after getting such notification by postal mail. The Seller has the right to authorize the third party, who is in a place of receiving goods, to participate in inspection of goods. In case of absence of Seller's representative, the Buyer draws up the statement of goods discrepancy with attendance of representatives of Trade Chamber. In absence of Seller's representative, the Buyer is obliged to make photographing and video of disputable goods.

3.10 Buyer or Consignee has the right to dispute the statement of discrepancy of goods within 30 days from the date of receiving this statement. If he accepts, Seller can compensate the cost of disputable goods within 5 working days after getting the notification about this fact, or can make a discount for the next order.

3.11 The physical return of goods is ruled out.

4. LOADING DATE.

4.1 Loading of goods by Seller should be carried out within 45 days after the acceptance of order.

4.2 The date of loading is considered as date in export customs declaration.

5. INSTRUCTION ON DELIVERY AND NOTICE.

5.1 Buyer shall periodically submit to Seller written orders for specified quantities of the Products by e-mail. Seller shall promptly and in any event, within ten (10) days advise Buyer of its acceptance of the orders by sending an Invoice to the Buyer by e-mail or fax, or reject the order.

5.2 The Seller is obliged to deliver goods to CIF Jebel Ali or any other port term (Incoterms 2010), and to carry out export customs clearance of the goods.

5.3 The Seller agrees, in case of a request from Buyer, to specify in the shipment and customs documents of the goods of the data of the third party (appointed by the Buyer) as the consignee of the goods at the above destination. In this case the Buyer shall inform the Seller data of the consignee beforehand.

6. FORCE MAJEURE.

6.1 In case of circumstances of Force majeure the term of implementation of the corresponding clauses will be increased by the period during which these circumstances considerably interfere with implementation of obligations of the Parties. The party, which is treated to action of circumstances of Force majeure, is obliged to notify immediately other party in writing on occurrence of such circumstances and to provide the supporting document certified by competent authority.

6.2 The parties immediately start implementation of the obligations taken under the present contract, at once after the termination of force majeure circumstances. If duration of circumstances of Force majeure exceeds 3 (three) months or if after the termination of such circumstances implementation of the Contract is recognized impossible, the parties will have the right to stop the Contract under the mutual agreement. The circumstance of Force majeure isn't removed from the parties of obligations for settlement of financial questions under the present contract, this condition remains and on a case of the termination of the Contract because of circumstances of Force majeure.

6.3 Definition of Force Majeure shall be defined to as an event beyond control of the Seller and Buyer, which prevents a party from complying with any of its obligations under this Act, including but not limited to;

6.3.1 Irresistible actions (such as, but not limited to, fires, explosions, earthquakes, drought, tidal waves and floods)

6.3.2 War, hostilities (whether war be declared or not) invasion, act of foreign enemies and or embargo)

6.3.3 Riot, commotion, strikes, lock-outs or disorder, acts of threat or terrorism.

[redacted]

7. ARBITRATION

7.1 Implementation of obligations under the present contract is carried out in full accordance with conditions of the present Contract.

7.2 All disputes and disagreements arising at the parties in the course of implementation of the present Contract are to be solved by negotiations.

7.3 The parties agreed to observe a pre-judicial (claim) order of settlement of disputes, arising on performance of the present Contract. At dispute emergence the party which rights are violated, is obliged to send to other party a written claim to a legal address specified in the present Contract by the registered mail with the assurance of receipt.

7.4 In case of not achievement by the parties, consent of pre-judicial settlement and disputes are submitted to Court.

7.5 The present Contract is regulated and interpreted according to the right of the UAE (Dubai). All disputes, disagreements or requirements arising from the present Contract or in connection with it, including concerning it execution, violation, the termination or invalidity are subject to permission in proper court of Dubai which decision is obligatory for the Parties.

8. PROMOTIONAL ACTIVITIES AND A&P BUDGET.

8.1 The Parties shall discuss in advance the advertising and promotion plan for generating strong market-pull. All advertising shall be in accordance with the Brand / Seller's image.

8.2 The Seller agree to set aside a fixed budget against the total turnover as it's share of contribution to cover all the expenses relating listing, visibility, displays, trade offers etc. The Seller through a mutually agreed plan will support sampling activity, in-store visibility and any specific targeted drive to introduce the products in HORECA or Educational Institutes within the territory.

8.3 The Seller shall from time to time provide the Distributor with reasonable quantity of catalogues, brochures and up to date information about the Products and the Seller shall endeavor to answer any question as soon as possible concerning the Products Specifications raised either directly by the Buyer or it's customers.

8.4 The Seller may assign some personnel to provide support to the Buyer in promoting the product with special customers or institutions.

8.5 The Seller shall from time to time conduct training for Buyer's employees involved in the operations.

9. OTHER CONDITIONS.

9.1 Appendixes to the present Contract are considered as its integral part if are issued in writing and certified by signatures of plenipotentiaries of the Parties.

9.2 Any amendments or changes to this Contract will be valid if are issued in writing and certified by signatures of plenipotentiaries of the Parties.

9.3 Neither Party has no right to transfer to the third party the rights and obligations under the present contract without written consent of the second Party.

9.4 After the Contract is signed, the previous agreements, which aren't included in it, discussions and correspondence of the Parties, have no validity.

9.5 Until the hard copies of Contract, Appendixes and agreements to this Contract are provided, their signed scanned copies have the legal force.

[redacted]

10. INTELLECTUAL PROPERTY RIGHTS

10.1 The Seller shall provide the Buyer unlivable concessions and licensing of privileged right to use the trade names, firm-names, trademark, labels, patent, copyright or other intellectual property rights (hereinafter referred to as the "Rights of Seller in intellectual property") within the territory of UAE & Oman and exclusively in connection with the importation, sale, marketing, advertising and sales promotion of the goods in accordance with the present Contract.

10.2 The Buyer shall not register anywhere, directly or indirectly, the rights of the Seller in intellectual property rights, whether registered or unregistered, in respect of the goods. The Buyer also shall not register any trade names, firm-names, trademarks, labels, copyrights, or other intellectual property rights, similar to the above objects of the Rights of seller in intellectual property to extent of the confusion. The Buyer may use the trade name, firm name, trademark, and label on behalf of manufacturer solely for the necessary registration of the goods in the certification bodies of the federal and municipal authorities.

10.3 After the expiration of the present Contract, the Buyer shall immediately dissolve all use of the Right of the seller in intellectual property.

10.4 Nothing in this Contract shall be interpreted as transferring any Rights of seller in intellectual property to Buyer or any other person.

10.5 The Buyer shall never make the changes to the label, package or cardboard packaging of goods without the prior confirmation of such changes by the Seller in written form.

11. PERIOD OF VALIDITY OF THE CONTRACT

11.1 The present Contract comes into force from the moment of its signing by the parties and is valid for two (2) years from the date of signing.

11.2 Each party has the right to terminate the Contract by the written notice given in advance in 30 days prior to cancellation. Premature cancellation of the Contract shall not remove from the parties of responsibility for outstanding obligations under the Contract.

12. EXCLUSIVITY

12.1 Parties are agreed that Seller passes the exclusivity rights for selling of goods in territory of UAE and Oman. First three months from the date of signing this contract will be a probation period where both parties try and access the product acceptance in the market and its movement through primary and secondary sales. Based on product movement evaluation, both parties meet every quarter and set a realistic and achievable target for the consecutive quarter.

12.2 After three months from the date of signing this agreement, the Buyer will get full right of Exclusive Distributor for territory of UAE and Oman. The Seller guarantees that they would not negotiate and sell their goods to any company in UAE and Oman during the validity of this agreement.

12.3 If Seller decides to market any other products with the same Brand and Characteristics defined in Appendix-1 within the Territory, it shall inform the Buyer in order to discuss the possibility of including such other products, within the scope of this Agreement. In the event that the Buyer does not wish to include such other products within the scope of this Agreement due to either disagreement on price or inability of the Buyer to meet the required resources specified by the Seller, the Seller has the right to market them through another party.

12.4 If Seller decides to introduce another product with the same product characteristics or new products with different characteristics as specified in Appensix-1, but not under the existing brand or licensed from Disney, the Seller shall market such products through another party.

[redacted]

13. EXTERNAL DISTRIBUTION NETWORK

13.1 The Distributor may contract other sub-distributors or agents for the sale of the Products within the Territory. The Distributor shall be fully responsible for the actions of such distributors or agents under the same terms and conditions stipulated in the present Contract.

14. LEGAL ADDRESSES AND BANK DETAILS OF THE PARTIES:

	14.1 Seller :	14.2 Buyer :
Particulars	[redacted]	[redacted]
Beneficiary Bank	[redacted]	[redacted]
SWIFT Code	[redacted]	[redacted]
Bank address	[redacted]	[redacted]
Beneficiary Name	[redacted]	[redacted]
Beneficiary A/C	[redacted]	[redacted]
IBAN No.	[redacted]	[redacted]
Currency	[redacted]	[redacted]

15. LANGUAGE

15.1 The whole text of the present Contract and all documents derived from it, including the Annexes, have been composed in: English, and is therefore the only authentic text. Both Parties declare their conformity to the present Contract, which is signed on two copies, each of which is considered original.

Signed by a duly authorized representative of the Supplier and of the Distributor.

Signed for and on behalf of
[redacted]

Signiture : [redacted]
Name :
Title :
Date :

Signed for and on behalf of
M/S Verus Inc. USA

Signiture : [redacted]
Name : **Anshu Bhatnagar**
Title : General Manager/Partner
Date : 18 September 2017

APPENDIX - 1

Brand Name :	Disney Juices.
Product Description :	Various kinds of fruit juices, packed in tetra pack. The labeling consists of Disney Characters, which are licensed and registered with Seller. The juices consist of various flavors packed under different combinations of Disney Characters.
Product Packing :	6 tetra packs wrapped with a shrink-wrap. 5 shrink-wraps comes in a master carton, i.e. a total of 30 packs per case
Product Shelf Life :	18 months from production date.
P/E Dates Marking	The P/E dates marks should be clearly visible on each unit as well as on the outer carton and should be mentioned in the manner of DD/MM/YYYY format. The Expiry Date should be less by one day from its production date (example if production is on 22/08/2017 then the expiry should be on 21/08/2018).
Price Per Unit :	[redacted]
Payment Terms :	[redacted]
Credit Terms :	

[redacted]